AMENDED AND RESTATED
                          CERTIFICATE OF DESIGNATIONS,
                          RIGHTS AND PREFERENCES OF THE


                                  SERIES A 10%
                             CUMULATIVE CONVERTIBLE
                           PAY-IN-KIND PREFERRED STOCK

                                       of

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     KEYSTONE CONSOLIDATED INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware by unanimous written consent dated as of March 12, 2003:

          "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby amends and restates as set forth below the Certificate of Designations, Rights and Preferences of the Series A 10% Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series A Preferred Stock") of Keystone Consolidated Industries, Inc., subject to and conditioned upon receipt of the approval of the holders of 66 2/3% of the issued and outstanding shares of Series A Preferred Stock.

          "RESOLVED, that the close of business on March 13, 2003 is hereby established as the record date for determining the holders of the Series A Preferred Stock entitled to notice of and to vote on the approval of the Amended and Restated Certificate of Designations, Rights and Preferences of the Series A Preferred Stock."

Series A 10% Cumulative Convertible Pay-In-Kind Preferred Stock

     1. Designation. The Preferred Stock of Keystone Consolidated Industries, Inc. (the "Corporation"), created and authorized for issuance hereby, shall be designated as "Series A 10% Cumulative Convertible Pay-In-Kind Preferred Stock" (the "Series A Preferred Stock"), which will consist of 250,000 shares of such Series A Preferred Stock, each of which has a stated value of $1,000 per share (the "Stated Value") and no par value per share.

     2. Priority. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank (i) senior to (A) any other class or series of Preferred Stock of the Corporation (the "Preferred Stock") established by the Board of Directors of the Corporation (the "Board of Directors"), other than any Equivalent Securities (hereinafter defined) or Senior Securities (hereinafter defined) issued in accordance with Section 5 hereof, (B) the Corporation's Common Stock, $1.00 par value per share (the "Common Stock"), and (C) any other equity securities of the Corporation (all of such equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are at times collectively referred to herein as the "Junior Securities").

     3. Dividends.

          (a) Holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor cumulative dividends for each share of Series A Preferred Stock at an annual rate (the "Dividend Rate") of 10% of the Stated Value, payable annually on December 31 of each year commencing on December 31, 2002 (or at such additional times and for such interim periods, if any, as determined by the Board of Directors) (each of such dates being referred to herein as a "Dividend Payment Date"), except that if such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next date that is not a Saturday, Sunday or legal holiday on which banks in the State of New York are permitted or required to be closed (a "Business Day"). Each annual dividend shall be fully cumulative and shall accrue (whether or not declared), on a daily basis from the first day of the period in which such dividend may be accruable as provided herein; provided, however, that with respect to the first Dividend Payment Date following any issuance of shares of Series A Preferred Stock, the dividend with respect to such shares shall accrue from the date of issuance of such shares of Series A Preferred Stock. Dividends on shares of Series A Preferred Stock shall be payable in shares of Series A Preferred Stock (calculated with reference to the Stated Value of the Series A Preferred Stock), unless the Corporation shall, in its sole discretion, elect to pay such dividends, or any portion thereof, in cash. The Board of Directors shall declare and pay such accrued dividends at such time and to the extent permitted by law; provided that notwithstanding anything contained herein to the contrary, the Board of Directors has the unrestricted right to defer the declaration of the annual dividend until such time or times as the Board of Directors, in its sole discretion, shall determine to pay such accrued dividends in either cash or in shares of Series A Preferred Stock. No fractional shares shall be issued by the Corporation in respect of any payment of dividends in shares of Series A Preferred Stock on any Dividend Payment Date, so that in such event the number of shares of Series A Preferred Stock to be paid as a dividend pursuant to this
Section 3(a) to a holder of Series A Preferred Stock shall be rounded down to the nearest whole number of shares; provided, however, that any such fractional shares to which a holder of Series A Preferred Stock would otherwise be entitled shall be aggregated with any fractional shares otherwise issuable in connection with any subsequent Dividend Payment Dates and each time such fractional shares shall equal one full share, such full share shall be issued to the holder entitled thereto on the next subsequent Dividend Payment Date with all attendant rights and preferences attaching thereto. Dividends shall be paid to the holders of record of shares of Series A Preferred Stock at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"); provided, however, that such Record Date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date. The Corporation shall deliver or cause to be delivered to the respective record holders of shares of Series A Preferred Stock certificates representing the shares of Series A Preferred Stock (if any) to which they are entitled pursuant to this Section 3(a) promptly following each Dividend Payment Date.

          (b) All dividends paid with respect to shares of Series A Preferred Stock pursuant to Section 3(a) hereof shall be paid pro rata to the holders entitled thereto, subject to the treatment of fractional shares described in
Section 3(a) hereof. All shares of Series A Preferred Stock issued in respect of any Dividend Payment Date shall be deemed issued on the applicable Dividend Payment Date, and will thereupon be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and charges. On and after a Dividend Payment Date, until certificates representing additional shares of Series A Preferred Stock shall have been issued pursuant to Section 3(a) hereof and unless the Corporation shall have elected to pay dividends with respect to such Divided Payment Date in cash, the certificates representing shares of Series A Preferred Stock held by a holder of Series A Preferred Stock on the
Record Date shall represent not only such existing shares, but also the additional shares of Series A Preferred Stock issued to such holder pursuant to such dividend.

          (c) (i) Holders of shares of Series A Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends declared upon any of the Junior Securities.

               (ii) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the consent or approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money or establish a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition of, or otherwise acquire for value, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends payable solely in the same Junior Securities to the holders of such Junior Securities), or permit any company or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends, if any, on shares of Series A Preferred Stock not paid on the dates provided for in Section 3(a) hereof shall have been paid.

               (iii) Subject to the foregoing provisions of this Section 3 and the provisions of Section 9(f) hereof, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities; provided, however, that the holders of the shares of Series A Preferred Stock shall be entitled to participate therein on as-if-converted to Common Stock basis (determined without regard to any limitation on the convertability of such shares as a result of the number of authorized and unissued shares of Common Stock) to the extent that the value of the dividends paid or set apart for payment with respect to the Junior Securities exceeds the value of the Dividend Rate.

          4. Liquidation Preference.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Stated Value for each share outstanding, plus (i) an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation and (ii) an amount equal to the pro rata portion of the assets of the Corporation remaining for distribution to the holders of the Common Stock determined on an as-if-converted into Common Stock basis (determined without regard to any limitation on the convertability of the Series A Preferred Stock as a result of the number of authorized and unissued shares of Common Stock), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities (the "Liquidation Preference"). No full preferential payment on account of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be made to the holders of any class of Equivalent Securities (as hereinafter defined in Section 5 below) unless there shall likewise be paid at the same time to holders of Series A Preferred Stock the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred Stock and outstanding shares of Equivalent Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Series A Preferred Stock and such shares of Equivalent Securities if all amounts payable thereon were paid in full.

               (b) For the purposes of this Section 4, (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation (unless and until such sale, conveyance, exchange or transfer is followed by the dissolution of the Corporation pursuant to the General Corporation Law of the State of Delaware (the "DGCL")) or (ii) the consolidation or merger of the Corporation with one or more other companies or entities, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          5. Certain Restrictions.

          Notwithstanding anything contained herein to the contrary, so long as any shares of the Series A Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the consent or approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, establish, create, authorize or issue any shares of (i) any class or series of Preferred Stock the terms of which provide that such class or series shall rank on parity with the Series A Preferred Stock with respect to dividends or rights on liquidation, winding up or dissolution ("Equivalent Securities"), including (A) the reclassification of any class or series of stock of the Corporation into shares of Equivalent Securities and (B) the issuance of any security exchangeable for, convertible into or evidencing the right to purchase any shares of Equivalent Securities; or (ii) any other class or series of Preferred Stock, the terms of which provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights or rights on liquidation, winding up or dissolution ("Senior Securities"), including (A) the reclassification of any class or series of stock of the Corporation into shares of Senior Securities and (B) the issuance of any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Securities.

          6. Optional Redemption by the Corporation.

               (a) The Corporation may, at its option, at any time on or after the first date on which shares of the Series A Preferred Stock are issued, redeem all or any portion of the shares of Series A Preferred Stock, upon notice as set forth in Section 6(c) hereof, at the redemption price set forth in
Section 6(b) hereof out of funds legally available therefor.

               (b) The redemption price per share of the Series A Preferred Stock shall be an amount in cash equal to the Stated Value of such share of Series A Preferred Stock plus all accrued but unpaid dividends thereon to the Redemption Date (hereinafter defined); provided, however, that the holders of the Series A Preferred Stock will participate therein on an as-if-converted to Common Stock basis (determined without regard to any limitation on the convertability of such shares as a result of the number of authorized and unissued shares of Common Stock) in any redemption proceeds paid or available to holders of Junior Securities to the extent such amount exceeds the redemption price set forth in this Section 6(b). The Corporation shall take all actions required or permitted under the DGCL to permit such redemption of Series A Preferred Stock.

               (c) Notice of any redemption shall be sent by or on behalf of the Corporation not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by first-class mail, postage prepaid, to all holders of record of Series A Preferred Stock at their last addresses as they shall appear on the books of the Corporation (the date such notice is mailed by or on behalf of the Corporation is referred to herein as the "Redemption Notice Date"); provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accumulate as of the Redemption Date; and (v) the number of shares of Series A Preferred Stock to be so redeemed. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

               (d) If notice has been mailed in accordance with Section 6(c) hereof and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust and for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price therefor) shall cease. Upon surrender, in accordance with such notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price therefor on the Redemption Date. Upon surrender of a certificate representing shares of Series A Preferred Stock to be redeemed in part, the Corporation shall also issue to such holder a new certificate representing any unredeemed shares of Series A Preferred Stock represented by the certificate surrendered upon redemption.

               (e) Any deposit of funds with a bank or trust company for the purpose of redeeming shares of Series A Preferred Stock shall be irrevocable, except that (i) any balance of monies so deposited by the Corporation with respect to shares of Series A Preferred Stock converted by the holder pursuant to Section 9 hereof prior to the Redemption Date shall be repaid, together with interest or other earnings thereon, to the Corporation within 30 days after the Redemption Date and (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

               (f) In connection with any redemption of Series A Preferred Stock, holders of Series A Preferred Stock may exercise their right to convert in accordance with Section 9 hereof by notifying the Corporation on or before the Redemption Date.

          7. Mandatory Offer of Repurchase by the Corporation.

               (a) Upon the consummation of an Asset Sale (hereinafter defined) by the Corporation, the Corporation shall make an offer to purchase from all holders of Series A Preferred Stock (the "Asset Sale Offer"), to the extent of the net proceeds of such Asset Sale to the Corporation (the "Available Amount"), shares of Series A Preferred Stock for a cash purchase price per share equal to the Stated Value of such share of Series A Preferred Stock plus all accrued but unpaid dividends thereon to the Purchase Date (hereinafter defined); provided, however, that to the extent the Company offers to purchase Junior Securities for an amount in excess of the purchase price set forth in this Section 7(a), the per share purchase price for the Series A Preferred Stock will be the same as the purchase price for the Junior Securities. In the event that the Corporation shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

               (b) The Asset Sale Offer shall remain open for a period from the date of the mailing of the notice of the Asset Sale Offer described in Section 7(c) hereof until a date determined by the Corporation which is at least 30 but no more 60 days after the date of mailing of such notice, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). On the last day of the Asset Sale Offer Period (the "Purchase Date"), the Corporation shall purchase all shares of Series A Preferred Stock properly tendered by the holders thereof in response to the Asset Sale Offer.

               (c) Notice of an Asset Sale Offer shall be sent by or on behalf of the Corporation within 30 days following the effective date of a transaction resulting in an Asset Sale, by first-class mail, postage prepaid, to all holders of record of Series A Preferred Stock at their last addresses as they shall appear on the books of the Corporation. In addition to any information required by law, such notice shall state: (i) that an Asset Sale Offer is being made pursuant to this Section 7; (ii) the Available Amount; (iii) the purchase price;
(iv) the dates  comprising  the Asset Sale Offer Period;  (v) the Purchase Date;
(vi) that holders electing to have any of their shares of Series A Preferred Stock repurchased pursuant to such Asset Sale Offer shall be required to tender such shares to the Corporation at the address specified in such notice prior to the close of business on the third Business Day preceding the Purchase Date;
(vii) that dividends on the shares tendered for repurchase by the Corporation will cease to accumulate as of the Purchase Date; (viii) that holders will be entitled to withdraw their election if the Corporation receives, not later than the close of business on the Business Day immediately preceding the Purchase Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the shares of such holder delivered for repurchase and a statement that such holder is withdrawing his election to have such shares of Series A
Preferred Stock repurchased in whole or in part; (ix) that, if the aggregate Stated Value of shares of Series A Preferred Stock tendered for repurchase plus all accrued but unpaid dividends thereon to the Purchase Date exceeds the Available Amount, the Corporation shall select the shares of Series A Preferred Stock to be purchased on a pro rata basis; and (x) that upon tender of a certificate representing shares of Series A Preferred Stock to be repurchased by the Corporation in part, the Corporation shall issue to such holder on the Purchase Date a new certificate representing any unpurchased shares of Series A Preferred Stock represented by the certificate surrendered for repurchase.

               (d) For purposes hereof, "Asset Sale" means any sale, transfer, assignment or disposition (directly or indirectly) for value of (i) all or a material part of the Corporation's fixed assets utilized in any of its respective operations, (ii) all or any portion of the intellectual property rights owned by the Corporation or (iii) all or any portion of the Corporation's ownership interest in any wholly-owned subsidiary of the Corporation.

          8. Voting Rights. (a) Except as otherwise provided herein, and any voting rights provided by law, the shares of Series A Preferred Stock shall be non-voting.

               (b) Notwithstanding anything to the contrary contained herein, any action required or permitted to be taken by the holders of Series A Preferred Stock at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than 66 2/3% of the issued and outstanding shares of Series A Preferred Stock, provided the non-consenting holders are given prompt notice of such action. If the holders of not less than twenty percent (20%) of the issued and outstanding shares of Series A Preferred Stock deliver to the Secretary of the Corporation a written request to hold a special meeting of the holders of the Series A Preferred Stock for the purpose of considering any matter or taking any action with respect to which the holders of Series A Preferred Stock are entitled to a vote pursuant to the terms hereof, the Corporation shall take such action as is required under the DGCL and the Bylaws of the Corporation to duly call and hold a special meeting of the holders of Series A Preferred Stock at a date, time and place determined by the Board of Directors.

          9. Conversion Rights.

               (a) Commencing on the date that is one (1) year from the Initial Issue Date, each share of Series A Preferred Stock may be converted at the option of the holder, at any time (except that, with respect to any shares of Series A Preferred Stock which shall be called for redemption, such right shall terminate as provided in Section 6 hereof) into the number of fully paid, non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price (as defined in Section 9(b) below) in effect on the date of conversion (the "Conversion Date"), in accordance with and subject to the terms and conditions of this Section 9, and the right to receive an additional number of fully paid and non-assessable shares of Common Stock equal to the Stated Value of the Series A Preferred Stock issuable pursuant to Section 3 hereof in respect of all accrued and unpaid dividends on the share of Series A Preferred Stock to be so converted (other than previously declared dividends payable to a holder of record on a prior Record Date, which dividends shall be paid by the Corporation to such holder on the next Dividend Payment Date) to the Conversion Date, whether or not declared, divided by the Conversion Price, such shares to be issued concurrently with the issuance of the shares of Common Stock pursuant to Section 9(c) hereof. Subject to Section 6(f) hereof and this Section 9, a holder of shares of Series A Preferred Stock shall have the right to convert all or any portion of such shares pursuant to this Section 9 at any time and from time to time.

               (b) The "Conversion Price" shall initially equal $4.00; provided, however, that such Conversion Price shall be adjusted and readjusted from time to time as provided in this Section 9 and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 9.

               (c) Upon surrender to the Corporation at the office of the transfer agent or such other place or places, if any, as the Board of Directors may determine, of certificates duly endorsed to the Corporation or in blank for shares of Series A Preferred Stock to be converted together with appropriate evidence of the payment of any transfer or similar tax, if required, and written instructions to the Corporation requesting conversion of such shares and specifying the name and address of the person, corporation, firm or other entity to whom shares of Common Stock are to be issued upon conversion thereof, the Corporation shall issue the number of shares of Common Stock issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver or cause to be delivered certificates for such shares of Common Stock. In addition, the Corporation shall issue a number of shares of Common Stock equal to the Stated Value of the Series A Preferred Stock issuable pursuant to Section 3 hereof in respect of all accrued and unpaid dividends on each share of Series A Preferred Stock so surrendered for conversion (other than previously declared dividends payable to a holder of record on a prior Record Date, which dividends shall be paid by the Corporation to such holder on the next Dividend Payment Date) divided by the Conversion Price. Upon surrender of a certificate representing shares of Series A Preferred Stock to be converted in part, in addition to the foregoing, the Corporation shall also issue to such holder a new certificate representing any unconverted shares of Series A Preferred Stock represented by the certificate surrendered for conversion.

               (d) No fractional shares of Common Stock shall be issued pursuant to this Section 9 and the number of shares of Common Stock shall be rounded down to the nearest whole number of shares; provided, however, that any such fractional shares to which a holder of Series A Preferred Stock would otherwise be entitled shall be aggregated with any fractional shares otherwise issuable in connection with any subsequent conversion by such holder of shares of Series A Preferred Stock and each time such fractional share shall equal one full share, such full share shall be issued to the holder entitled thereto.

               (e) The Corporation shall pay all documentary, stamp, or similar issue or transfer tax due upon conversion of Series A Preferred Stock.

               (f) The Conversion Price shall be subject to adjustment as follows:

                    (i) In case the Corporation shall (i) pay or make a dividend or other distribution on the outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and of which the denominator shall be the sum of such number of shares outstanding immediately after the event described in clause (i), (ii) or (iii) of this paragraph (i) of Section 9(f), such adjustment to the Conversion Price to become effective immediately after the opening of business on the day following the date fixed for such determination.

                    (ii) In case the Corporation shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price in effect immediately prior to the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (the "Pre-Determination Conversion Price"), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying the Pre-Determination Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription would purchase at the Pre-Determination Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction of the Conversion Price to become effective immediately after the opening of business on the day following the date fixed for such determination.

                    (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of Common Stock (i) shares of capital stock of any class other than Common Stock, (ii) evidences of its indebtedness or
(iii) assets (excluding any rights, options or warrants referred to in paragraph
(ii) of this Section 9(f), any cash dividend or distribution lawfully paid under the laws of the state of incorporation of the Corporation, and any dividend or distribution referred to in paragraph (i) of this Section 9(f)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution (the "Pre-Distribution Conversion Price") by a fraction of which the numerator shall be the Pre-Distribution Conversion Price less the fair market value (as determined by the Board of Directors of the Corporation) of the portion of the shares of capital stock or evidences of indebtedness or assets so distributed applicable to one share of Common Stock, and of which the denominator shall be the Pre-Distribution Conversion Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                    (iv) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in paragraph (ii) or (iii) of this Section 9(f)), for a consideration per share of Common Stock less than the Conversion Price immediately prior to the date of issuance of such securities (the "Pre-Issuance Conversion Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Pre-Issuance Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at the Pre-Issuance Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation for such securities.

                    (v) In case of any reclassification of the Common Stock (including any reclassification upon a consolidation or merger in which the Corporation is the continuing or surviving corporation) into securities other than Common Stock, the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of shares of Common Stock into which the Series A Preferred Stock would be convertible immediately prior to such reclassification.

                    (vi) In case the Corporation shall issue shares of Common Stock for a consideration per share less than the Conversion Price immediately prior to the date on which the Corporation fixes the offering price of such additional shares (the "Pre-Offering Conversion Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Pre-Offering Conversion Price by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Pre-Offering Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. There shall be no adjustment, however, pursuant to this paragraph (vi) with respect to any shares of Common Stock issued (i) in any of the transactions described in paragraph (ii) of this Section 9(f) where there has been an adjustment in respect thereto; (ii) upon conversion or exchange of securities convertible into or exchangeable for Common Stock where there has been an adjustment; (iii) upon the exercise or conversion of any stock option, warrant or other convertible security outstanding on the Initial Issue Date; or (iv) upon the exercise of any stock option granted by the Corporation (provided that, if applicable, any adjustment required pursuant to paragraph (iii) of this
Section 9(f) upon the grant of such option has been made).

               (g)  Anything   herein  to  the  contrary   notwithstanding,   no
adjustment will be made to the Conversion Price by reason of the issuance of Common Stock upon the conversion of Series A Preferred Stock.

               (h) No adjustment in the Conversion Price need be made unless the adjustment pursuant to Section 9(f) hereof would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder, and, in any event, shall be made no later than the third anniversary of the date the adjustment pursuant to Section 9(f) hereof would have been made if it would have required an increase or decrease of at least 1% in the Conversion Price. All adjustments to the Conversion Price shall be made to the nearest one-one thousandth of a dollar.

               (i) No adjustment need be made for a change in the par value of the Common Stock.

               (j) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing such adjustment.

               (k) In case of any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange, in any such case pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, in lieu of the right to convert into Common Stock, to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, and if a holder of shares of Series A Preferred Stock so designates in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder of such Series A Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which such holder would actually have been entitled as a holder of Common Stock if the holder of Series A Preferred Stock had converted shares of Series A Preferred Stock into Common Stock prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 9. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock the right to elect to receive the securities, cash or other assets into which Series A Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

               (l) In case any other stock (other than Common Stock but including, without limitation, any class or series of Preferred Stock) or other securities of any other entity (corporate or otherwise) or the Corporation ("Other Securities") shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the Corporation or to subscription, purchase or other acquisition for a consideration such as to dilute (on a basis consistent with the standards established in the other provisions of this Section 9) the conversion rights of the Series A Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 9 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of shares of Series A Preferred Stock, so as to protect the holders of Series A Preferred Stock against the effect of such dilution.

               (m) The Corporation shall in connection with its 2003 annual meeting of stockholders, take all actions necessary (including, without limitation, amending the Corporation's Restated Certificate of Incorporation, as amended) to increase the number of its authorized but unissued shares of Common Stock to an amount sufficient to permit the conversion of all of the Series A Preferred Stock (together with the accrued dividends thereon), and the Corporation shall thereafter reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of Series A Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock issued upon conversion of outstanding shares of Series A Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and charges.

               (n) (i) Upon the written request of the holders of not less than 66 2/3% of the Common Stock issued or issuable upon conversion of the Series A Preferred Stock, stating that such holders intend to sell, in the aggregate, at least 66 2/3% of the shares issued or issuable upon conversation of the Series A Preferred Stock, the Corporation will use its diligent efforts to register all shares of Common Stock requested to be so registered by such holders (which shares shall include any securities into which such shares may have been combined, reclassified, or split and any stock dividends and stock distributions thereon) under the Securities Act of 1933, as amended (the "Securities Act"), and will use its reasonable best efforts to file within ninety (90) days of such notice and cause to become effective an appropriate registration statement for such purposes under the Securities Act in order to enable the holders thereof to freely dispose of such securities in accordance with the Securities Act and the rules, regulations and interpretations thereunder in such manner as such holders many deem desirable. Notice of such request shall be promptly given to all other holders of the Series A Preferred Stock and such holders shall be given the opportunity to include shares in such registration statement. The registration rights of holders of the Series A Preferred Stock shall terminate after the earlier of the first effectiveness under the Securities Act of any such registration statement in which any shares so demanded to be included are so registered, or the date or withdrawal without having become effective under the Securities Act of the second such registration statement filed under the Securities Act.

                  (ii) In connection with any registration under state securities laws, the Corporation shall not be required to qualify to do business in any state or take any action which would subject it to service of process in suits, other than those arising out of the offering and sale of the securities being registered, in any state where it was not previously so subject.

                  (iii) In connection with any registration requested pursuant to this provision, such holder shall provide the Corporation in written form with all information reasonably requested by the Corporation necessary to properly complete such registration.

          10. Shares to Be Retired. Any share of Series A Preferred Stock converted, redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation and the filing of an appropriate certificate with the Delaware Secretary of State be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series A Preferred Stock or shares of Preferred Stock of one or more other series.

          11. Record Holders. The Corporation and the Corporation's transfer agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

          12. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, if to the Corporation, to its offices at 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, (Attention: Ms. Sandy Myers, Corporate Secretary) or to an agent of the Corporation designated as permitted by the Certificate of Incorporation or, if to any holder of Series A Preferred Stock, to such holder at the address of such holder of Series A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.


                           [Signature page to follow.]

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be executed and acknowledged by its duly authorized officer this 14th day of March, 2002.


                                KEYSTONE CONSOLIDATED
                                INDUSTRIES, INC.

                                By:  /s/Bert E. Downing, Jr.
                                     ------------------------------------------
                                Name:Bert E. Downing, Jr.
                                     ------------------------------------------
                                Title:Vice President and Treasurer
                                     ------------------------------------------